SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:             FDP SERIES, INC.

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

                  FDP Series, Inc.
                  800 Scudders Mill Road
                  Plainsboro, New Jersey 08536

Telephone Number (including area code):  (609) 282-2800

Name and Address of Agent for Service of Process:

                  Robert C. Doll, Jr.
                  800 Scudders Mill Road
                  Plainsboro, New Jersey  08536

                  Mailing Address:
                  P.O. Box 9011
                  Princeton, New Jersey 08543-9011

Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
                  Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES |X|                                              NO |_|

                                  SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Plainsboro and State of New Jersey on the 1st day of April, 2005.




                                     FDP SERIES, INC.




                                     By:    /s/  Alice A. Pellegrino
                                         ---------------------------------
                                          Name:   Alice A. Pellegrino
                                          Title:  President and Director



Attest:




       /s/  Natalie Bej
--------------------------------------
Name:  Natalie Bej
Title: Secretary and Director